Exhibit 10.1

OMNIBUS AMENDMENT

            THIS OMNIBUS AMENDMENT (this "Amendment") is made and entered into as of the 17th day of January 2011 (the "Effective Date"), by and among NORFOLK SOUTHERN RAILWAY COMPANY, a Virginia corporation ("NSR"); BOSTON AND MAINE CORPORATION, a Delaware corporation ("B&M"); PAN AM RAILWAYS, INC., a Delaware corporation ("Pan Am"), on behalf of itself and its Subsidiaries (as defined in the Transaction Agreement); SPRINGFIELD TERMINAL RAILWAY COMPANY, a Vermont corporation ("STRC"); and PAN AM SOUTHERN, LLC, a Delaware limited liability company ("PAS").

WHEREAS, NSR, Pan Am, B&M and STRC are parties to that certain Transaction Agreement dated as of May 15, 2008 (the "Transaction Agreement");

WHEREAS, NSR and B&M, as the members of PAS, are parties to that certain Limited Liability Company Agreement of PAS dated as of April 9, 2009 (the "LLC Agreement");

WHEREAS, the respective parties to the Transaction Agreement and the LLC Agreement desire to amend such documents as set forth herein;

            NOW THEREFORE, for and in consideration of the benefits and detriments arising hereunder, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.         Section 1.1 of the Transaction Agreement is hereby amended by adding thereto the following definitions:

"NSR Supplemental Contribution" shall have the meaning given to that term in Section 2.2(c).

 "Sanvel Automotive Improvements" shall have the meaning contemplated in Schedule 2.5.

"Sanvel Costs" shall have the meaning given to that term in Schedule 2.2(c).

2.         The Transaction Agreement is hereby amended by deleting Section 2.2 thereof in its entirety and inserting in its place the following:

                                                "2.2     Capital Contribution for NSR Interest; Additional Contribution

                                                (a)        At the Closing, NSR and B&M shall cause the Company to issue to NSR, in exchange for an assignment of the Option Agreement and cash and commitments to contribute cash in the amounts and on the dates set forth in Schedule 2.2(a) (the "NSR Contribution"), the NS Member's Membership Interests (as defined and otherwise described in the form of Company Agreement attached).  The commitments to contribute cash shall be reflected by one or more demand notes that permit prepayment with no penalty.

                                                (b)        The Parties acknowledge that NSR's initial capital account in the Company immediately after the Closing shall be the amount reflected in Exhibit 2.2 of the form of Company Agreement attached.

                                                (c)        In addition to the NSR Contribution, NSR shall contribute to the Company cash in the amounts and subject to the terms and conditions set forth in Schedule 2.2(c) (the "NSR Supplemental Contribution")."

                                                3.         The Transaction Agreement is hereby amended by deleting Section 2.3 thereof in its entirety and inserting in its place the following:

                                                "2.3     Capital Contribution for Pan Am Interest; Additional Contribution.

(a)        At the Closing, NSR and B&M shall cause the Company to issue to B&M, in exchange for contribution by it of the remaining undivided interest in the Assets (other than the To-Be-Constructed Assets, as defined in the Option Agreement) that is not subject to the Option Agreement, (the "Pan Am Contribution"), the Pan Am Member's Membership Interests (as defined and otherwise described in the form of Company Agreement attached).  The Pan Am System Parties shall cause the Assets to reside in B&M before its contribution in part to the Company, and its sale in part to the Company under the Option Agreement, of the Assets free and clear of all Liens other than Permitted Liens and judgment liens of record with respect to which Pan Am shall execute and deliver an indemnification agreement in the form of the attached Appendix M.  The Parties acknowledge that, at Closing, Springfield Terminal will have an inventory of track material physically on the property to be contributed.  It is the intention that this track material will remain the property of Springfield Terminal.  Such track material shall be collected and removed by Springfield Terminal from the Company's property after Closing.  Any such track material remaining on the Company's property ninety (90) days after the Closing shall become the property of the Company.

(b)        The Parties acknowledge that the Pan Am Member's initial capital account in the Company will be as reflected in Exhibit 2.2 of the form of Company Agreement attached."

4.         The Transaction Agreement is hereby amended by deleting Section 2.5 thereof in its entirety and inserting in its place the following:

"2.5  Use of Proceeds.

NSR and Pan Am shall cause the Company to use $87,500,000 of the proceeds from the NSR Contribution plus any interest earned thereon from time to time for the capital expenditures anticipated to be made over a three (3) year period commencing on the Closing Date in accordance with Schedule 2.5, provided that, notwithstanding anything in Schedule 2.5 to the contrary, on and after December 1, 2010, no proceeds from the NSR Contribution shall be used for the Sanvel Automotive Improvements.  Provided, however, that the $6,438,485.91 of the NSR Contribution utilized to fund the Original Facility Buildout (as defined in Schedule 2.2(c)) shall be replenished in accordance with Schedule 2.2(c) to ensure that the entire NSR Contribution is utilized for projects other than the Original Facility Buildout and/or the Expansion Facility Buildout (as defined in Schedule 2.2(c))."

5.         The Transaction Agreement is hereby amended by adding thereto Schedule 2.2(c) as follows:

"Schedule 2.2(c) - NSR Supplemental Contribution

NSR shall make the NSR Supplemental Contribution on the following terms and conditions:

1.       The Company shall use the NSR Supplemental Contribution as reimbursement of costs used to pay the costs necessary to complete the Sanvel Automotive Improvements, as such costs are determined as of December 1, 2010 (the "Sanvel Costs"), and for no other purpose.  The Sanvel Costs include $6,438,485.91 for work performed on the initial buildout of the Sanvel Facility ("Original Facility Buildout"), which represents the infrastructure expenses related to the construction and design of the Original Facility Buildout.  The Sanvel Costs also include the expansion of the Sanvel Facility (the "Expansion Facility Buildout"), with regard to which the parties hereto have agreed to a budget of the following: (a) $174,706.56 for preparation of engineering plans and a SWPPP; (b) $5,224,526.00, which represents the estimated cost of the contractor-built facility expansion; (c) $329,512.00, which represents the estimated cost of the additional trackage; (d) $100,000.00, which represents the estimated cost of construction engineering; and (e) a built-in budget contingency of $132,769.53.  The cost of the Expansion Facility Buildout, consisting of the aforementioned elements is $5,961,514.09 (the "Expansion Facility Buildout Expense").

2.       For the Expansion Facility Buildout Expense, NSR shall make the NSR Supplemental Contribution as the Sanvel Costs are incurred by the Company, to wit: the Company shall submit to NSR one or more invoices for Sanvel Costs actually incurred, and upon verification thereof, NSR shall contribute to the Company the amount of such Sanvel Costs.  For the Original Facility Buildout expenses of $6,438,485.91 and the cost of engineering plans and the SWPPP for the Expansion Facility Buildout of $174,706.56, NSR shall make that amount of the NSR Supplemental Contribution within thirty (30) days of the execution of the Amendment.  Such other costs related to the Expansion Facility Buildout will be paid within thirty (30) days of invoice until the Expansion Facility Buildout is complete provided that the total amount of the NSR Supplemental Contribution for the Original Facility Buildout and the Expansion Facility Buildout shall not, in any case other than is provided in Sections 5, 6 or 8, exceed Twelve Million Four Hundred Thousand Dollars ($12,400,000) and the total amount of the Expansion Facility Buildout Expense shall not, in any case other than is provided in Sections 5, 6 or 8 of the Amendment, exceed $5,961,514.09.

3.       NSR and Pan Am shall, in cooperation and at the earliest opportunity, finalize the 60-day informational submittal to the Town of Ayer relative to the Expansion Facility Buildout ("Submittal").  The Submittal shall be completed in conformance with applicable legal obligations.

4.       After the filing of the Submittal with the Town of Ayer, Pan Am shall, during the sixty (60) day period, finalize detailed construction and procurement plans for the Expansion Facility Buildout ("Plans"), and seek and procure NSR Engineering Department approval of the same.  The Plans shall provide that all materials and construction methods for the Expansion Facility Buildout will be consistent with Phase I, except for the substitution of Water Quality Inlets for the Stormceptor units.

5.       If, at any time after NSR Engineering Department approval of the Plans, NSR requires a change order to the Plans, including, without limitation, change orders that occur as a result of request by a federal, state or local agency that is not mandated by applicable law, then NSR and Pan Am shall meet in good faith to determine whether the costs directly associated with the change order shall be borne by NSR whether the Plans shall be modified so as to reduce the total cost or scope of the Expansion Facility Buildout (and so also the Sanvel Automotive Improvements) to at least accommodate the change order, or whether some other mutually agreeable funding arrangement for the change order is appropriate.  Such change order shall be reflected in an adjustment to the Plans and, if necessary, the NSR Supplemental Contribution, as mutually agreed upon.

6.       If, at any time after NSR Engineering Department approval of the Plans, a regulatory agency having appropriate jurisdiction requires a change order to the Plans that is mandated by applicable law, then NSR and Pan Am shall meet in good faith to determine whether the costs directly associated with the change order shall be borne by PAS, whether the Plans shall be modified so as to reduce the total cost or scope of the Expansion Facility Buildout (and so also the Sanvel Automotive Improvements) to at least accommodate the change order, or whether some other mutually agreeable funding arrangement for the change order is appropriate.  Such change order shall be reflected in an adjustment to the Plans and, if necessary, the NSR Supplemental Contribution, as mutually agreed upon.

7.       If, at any time after NSR Engineering Department approval of the Plans, costs of the Sanvel Automotive Improvements increase due to a force majeure event including Act of God, war, civil disturbance, governmental action, labor dispute unrelated to the party claiming the force majeure event, or any other event beyond the reasonable control of the claiming party, then NSR and Pan Am shall meet in good faith to determine whether the costs directly associated with the change order shall be borne by PAS, whether the Plans shall be modified so as to reduce the total cost or scope of the Expansion Facility Buildout (and so also the Sanvel Automotive Improvements) to at least accommodate the change order, or whether some other mutually agreeable funding arrangement for the change order is appropriate.  Such change order shall be reflected in an adjustment to the Plans and, if necessary, the NSR Supplemental Contribution, as mutually agreed upon.

8.       If, at any time after NSR Engineering Department approval of the Plans, costs of the Sanvel Automotive Improvements increase due to material increases in the costs of materials or components, then NSR and Pan Am shall meet in good faith to determine whether the Plans shall be modified so as to reduce the total cost of the Expansion Facility Buildout (and so also the Sanvel Automotive Improvements) to at least accommodate the change order, or whether some other mutually agreeable funding arrangement for the change order is appropriate.  Any modifications shall be reflected in an adjustment to the Plans and, if necessary, the NSR Supplemental Contribution, as mutually agreed upon.

9.       PAS shall construct the Sanvel Automotive Improvements in conformance with the Plans approved by the NSR Engineering Department, as such Plans may be modified by a change order or otherwise by consensus agreement of the parties, expressly acknowledging that PAS, in engaging contractors, shall provide in such engagement that, should at any time after NSR Engineering Department approval of the Plans, costs of the Sanvel Automotive Improvements increase due to the error or negligence of the contractor hired to construct the Sanvel Automotive Improvements, the contractor shall bear such increased costs."

6.         The "Definitions" section of the LLC Agreement is hereby amended by adding thereto the following definitions:

"NSR Supplemental Contribution" shall have the meaning given to that term in Section 2.2(c) of the Transaction Agreement.

"Sanvel Costs" shall have the meaning given to that term in Schedule 2.2(c) to the Transaction Agreement.

7.         The "Definitions" section of the LLC Agreement is hereby amended by deleting the defined terms identified below and inserting the respective definitions as follows:

"Capital Recovery Purchased Book Items" means (i) Depreciation attributable to the Assets purchased by the Company as described in Section 3 of the Transaction Agreement and attributable to the first $87,500,000 of Capital Projects to the extent such $87,500,000 is not allowed as a deductible expense for federal income-tax purposes, (ii) expenses (including any and all deductions associated with Rev. Proc. 2002-65) attributable to the first $87,500,000 of Capital Projects allowed as a deductible expense for federal income-tax purposes, (iii) Depreciation attributable to the Sanvel Costs funded by the NSR Supplemental Contribution to the extent such amount is not allowed as a deductible expense for federal income-tax purposes, and (iv) expenses (including any and all deductions associated with Rev. Proc. 2002-65) attributable to the Sanvel Costs funded by the NSR Supplemental Contribution allowed as a deductible expense for federal income-tax purposes.

"Capital Recovery Purchased Tax Deductions" means expenses, depreciation, amortization, and other cost recovery deductions (including any and all deductions associated with Rev. Proc. 2002-65) that are allowed as a deduction for federal income-tax purposes and that relate solely (i) to the Assets purchased by the Company as described in Section 3 of the Transaction Agreement, (ii) to the first $87,500,000 of Capital Projects, (iii) Depreciation attributable to the Sanvel Costs funded by the NSR Supplemental Contribution to the extent such amount is not allowed as a deductible expense for federal income-tax purposes, and (iv) expenses (including any and all deductions associated with Rev. Proc. 2002-65) attributable to the Sanvel Costs funded by the NSR Supplemental Contribution allowed as a deductible expense for federal income-tax purposes.

"Transaction Agreement" shall have the meaning set forth in the Recitals, provided that references to the Transaction Agreement in this Agreement shall mean the Transaction Agreement as it may be amended from time-to-time.

8.         The LLC Agreement is hereby amended by deleting Section 2.3 thereof in its entirety and inserting in its place the following:

"2.3               Subsequent Capital Contributions (a) The NS Member shall make the NSR Supplemental Contribution as defined in and pursuant to Section 2.2 and Schedule 2.2(c) of the Transaction Agreement."

9.         Except as herein amended, the Transaction Agreement and the LLC Agreement shall continue in full force and effect.

10.       This Amendment and all of the provisions hereof shall inure to the benefit of and shall be binding upon the successors in interest of the parties to the Transaction Agreement and the LLC Agreement.

11.       This Amendment and the rights hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

12.       The invalidity or unenforceability of any particular provision of this Amendment shall not affect the other provisions hereof, and this Amendment shall be construed in all respects as if such invalid or unenforceable provision were omitted.

13.       This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties notwithstanding the fact that all parties are not signatory to the original or the same counterpart.  For purposes of this Amendment, facsimile and .PDF signatures shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

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IN WITNESS WHEREOF, THE PARTIES HERETO have executed this Amendment in multiple parts, with each part to be an original, as of the date and year first written above.

NORFOLK SOUTHERN RAILWAY COMPANY By: /s/ M. R. McClellan Name: M. R. McClellan Title: Vice President	PAN AM RAILWAYS, INC. By: /s/ Robert Culliford Name: Robert Culliford Title: Senior Vice President
BOSTON AND MAINE CORPORATION By: /s/ David A. Fink Name: David A. Fink Title: President	SPRINGFIELD TERMINAL RAILWAY COMPANY By: /s/ David A. Fink Name: David A. Fink Title: President PAN AM SOUTHERN, LLC By: /s/ David A. Fink Name: David A. Fink Title: President